GlaxoSmithKline plc

980 Great West Road

Brentford

Middlesex

TW8 9GS

Tel. +44 (0)20 8047 5000

www.gsk.com

6 March, 2020

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen,

Re:	Notice of disclosure filed in Securities Exchange Act Annual Report under Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Exchange Act

Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities Exchange Act of 1934, as amended, notice is hereby provided that GlaxoSmithKline plc has made disclosure pursuant to those provisions in its Annual Report on Form 20-F for the year ended December 31, 2019, which was filed with the Securities and Exchange Commission on 6 March 2020. The disclosure can be found on page two of the Annual Report on Form 20-F, which incorporates by reference the information set forth under the heading “Section 13(r) of the US Securities Exchange Act” on page 297 of Exhibit 15.3 to the Annual Report on Form 20-F, and is incorporated by reference herein.

Respectfully submitted,

GlaxoSmithKline plc

By:	/s/ Iain Mackay
Name:	Iain Mackay
Title:	Chief Financial Officer

Registered in England & Wales

No. 3888792

Registered Office: 980 Great West Road, Brentford, Middlesex TW8 9GS